Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. APPOINTS FORMER SOTHEBY’S CEO, TAD SMITH,

AND VALUEACT CAPITAL’S SARAH FARRELL AS NEW INDEPENDENT DIRECTORS

New York, NY, March 25, 2020 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND), a global provider of expedition cruises and adventure travel experiences, today announced that it has appointed Thomas S. (“Tad”) Smith, Jr. and Sarah Farrell to serve as independent directors of the Company.

Tad Smith has a long history of successful leadership positions, including his most recent position as President and CEO of Sotheby’s (NYSE), where he developed and implemented a successful growth strategy resulting in its sale for $3.7 billion in October 2019. Prior to his tenure at Sotheby’s, Tad served as President and CEO of Madison Square Garden (MSG), the iconic entertainment conglomerate, following a stint as President, Local Media at Cablevision Systems Corporation. Mr. Smith also has held executive roles at Reed Elsevier Group PLC, Starwood Hotels and Resorts, BMG Entertainment, New York City Taxi & Limousine Commission, and as an adviser at McKinsey & Company.

Sarah Farrell is an Associate at ValueAct Capital, a San Francisco-based investment firm. Ms. Farrell joined ValueAct in August 2018, after serving as an analyst in Blackstone’s Private Equity group. Prior to Blackstone, Ms. Farrell was an analyst at J.P. Morgan in the Mergers & Acquisitions group and worked as an equity research associate in UBS’s investment banking division.

“I have known Tad for decades and the principals at Value Act for several years. They are both proven value creators that share our passion for Lindblad’s mission and conviction about the massive opportunity in front of us,” said Mark Ein, Lindblad’s Chairman of the Board. “Our Board is composed of an exceptional set of individuals who are deeply committed to the company and we are fortunate to add Tad and Sarah to that group.”

"Lindblad’s Board has always been a great source of wisdom for our management team in all ways and adding two new members with distinct backgrounds and experiences simply adds to an already solid Board. Sarah’s and Tad’s diverse talents provide not only great governance, but also helpful guidance and insights for our team,” said Sven Lindblad, President and Chief Executive Officer of Lindblad.

About Lindblad Expeditions Holdings Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

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 Contact: Patty Disken-Cahill, pattydc@expeditions.com, 212-261-9081